Exhibit 10.1

$140,000,000 TERM LOAN FACILITY

CREDIT AGREEMENT

by and among

FEDERATED INVESTORS, INC.

THE GUARANTORS PARTY HERETO

and

THE BANKS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, As Agent

Dated as of August 19, 2008

i

	4.4	Euro Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		23
		4.4.1	Unascertainable	23
		4.4.2	Illegality; Increased Costs; Deposits Not Available	24
		4.4.3	Agent’s and Bank’s Rights	24
	4.5	Selection of Interest Rate Options		25

5.	PAYMENTS			25
	5.1	Payments		25
	5.2	Pro Rata Treatment of Banks		25
	5.3	Interest Payment Dates		26
	5.4	Voluntary Prepayments		26
		5.4.1	Right to Prepay	26
		5.4.2	Replacement of a Bank	27
		5.4.3	Change of Lending Office	27
	5.5	Intentionally Omitted		27
	5.6	Additional Compensation in Certain Circumstances		27
		5.6.1	Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	28
		5.6.2	Indemnity	28

6.	REPRESENTATIONS AND WARRANTIES			29
	6.1	Representations and Warranties		29
		6.1.1	Organization and Qualification	29
		6.1.2	Subsidiaries	29
		6.1.3	Power and Authority	30
		6.1.4	Validity and Binding Effect	30
		6.1.5	No Conflict	30
		6.1.6	Litigation	31
		6.1.7	Title to Properties	31
		6.1.8	Financial Statements	31
		6.1.9	Use of Proceeds; Margin Stock; Section 20 Subsidiaries	31
		6.1.10	Full Disclosure	32
		6.1.11	Taxes	32
		6.1.12	Consents and Approvals	32
		6.1.13	No Event of Default; Compliance with Instruments	33
		6.1.14	Patents, Trademarks, Copyrights, Licenses, Etc.	33
		6.1.15	Insurance	33
		6.1.16	Compliance with Laws	33
		6.1.17	Material Contracts; Burdensome Restrictions	33
		6.1.18	Investment Companies; Regulated Entities	34
		6.1.19	Plans and Benefit Arrangements	34
		6.1.20	Employment Matters	35

		6.1.21	Environmental Matters	35
		6.1.22	Senior Debt Status	35
		6.1.23	Anti-Terrorism Laws	35
		6.1.24	Existing Business	36
	6.2	Updates to Schedules		36

7.	CONDITIONS OF LENDING			37
	7.1	First Loans		37
		7.1.1	Officer’s Certificate	37
		7.1.2	Secretary’s Certificate	37
		7.1.3	Delivery of Loan Documents	38
		7.1.4	Opinion of Counsel	38
		7.1.5	Legal Details	38
		7.1.6	Payment of Fees	38
		7.1.7	Consents	38
		7.1.8	Officer’s Certificate Regarding MACs	38
		7.1.9	No Violation of Laws	39
		7.1.10	No Actions or Proceedings	39
	7.2	Each Additional Loan		39

8.	COVENANTS			39
	8.1	Affirmative Covenants		39
		8.1.1	Preservation of Existence, Etc.	39
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	40
		8.1.3	Maintenance of Insurance	40
		8.1.4	Maintenance of Properties and Leases	40
		8.1.5	Maintenance of Patents, Trademarks, Etc.	40
		8.1.6	Visitation Rights	40
		8.1.7	Keeping of Records and Books of Account	41
		8.1.8	Plans and Benefit Arrangements	41
		8.1.9	Compliance with Laws	41
		8.1.10	Ownership of Subsidiaries	41
		8.1.11	New Subsidiaries	41
		8.1.12	Subordination of Intercompany Loans	42
		8.1.13	Anti-Terrorism Laws	42
	8.2	Negative Covenants		42
		8.2.1	Indebtedness	42
		8.2.2	Liens	43
		8.2.3	Guaranties	43
		8.2.4	Loans and Investments	43
		8.2.5	Dividends and Related Distributions	44
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	45
		8.2.7	Dispositions of Assets or Subsidiaries	45

		8.2.8	Affiliate Transactions	46
		8.2.9	Continuation of or Change in Business	46
		8.2.10	Plans and Benefit Arrangements	47
		8.2.11	Fiscal Year; Accounting Methods	47
		8.2.12	Intercompany Transactions	47
		8.2.13	Change in Ownership	47
		8.2.14	Maximum Leverage Ratio	47
		8.2.15	Minimum Interest Coverage Ratio	47
	8.3	Reporting Requirements		48
		8.3.1	Quarterly Financial Statements	48
		8.3.2	Annual Financial Statements	48
		8.3.3	Certificate of the Borrower	48
		8.3.4	Notice of Default	49
		8.3.5	Notice of Litigation	49
		8.3.6	Certain Events	49
		8.3.7	Other Notices, Reports and Information	49
		8.3.8	Notices Regarding Plans and Benefit Arrangements	50
		8.3.9	Notices Regarding Special Purpose Subsidiaries	51
		8.3.10	Notice of Change in Debt Rating	51

9.	DEFAULT			51
	9.1	Events of Default		51
		9.1.1	Payments Under Loan Documents	51
		9.1.2	Breach of Warranty	52
		9.1.3	Breach of Certain Covenants	52
		9.1.4	Breach of Other Covenants	52
		9.1.5	Defaults in Other Agreements or Indebtedness	52
		9.1.6	Final Judgments or Orders	52
		9.1.7	Loan Document Unenforceable	52
		9.1.8	Proceedings Against Assets	53
		9.1.9	Notice of Lien or Assessment	53
		9.1.10	Insolvency	53
		9.1.11	Events Relating to Plans and Benefit Arrangements	53
		9.1.12	Cessation of Business	54
		9.1.13	Involuntary Proceedings	54
		9.1.14	Voluntary Proceedings	54
	9.2	Consequences of Event of Default		54
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	54
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	55
		9.2.3	Set-off	55
		9.2.4	Suits, Actions, Proceedings	55
		9.2.5	Application of Proceeds; Collateral Sharing	56

		9.2.6	Other Rights and Remedies	56

10.	THE AGENT			56
	10.1	Appointment		56
	10.2	Delegation of Duties		56
	10.3	Nature of Duties; Independent Credit Investigation		57
	10.4	Actions in Discretion of Agent; Instructions From the Banks		57
	10.5	Reimbursement and Indemnification of Agent by the Borrower		58
	10.6	Exculpatory Provisions; Limitation of Liability		58
	10.7	Reimbursement and Indemnification of Agent by Banks		59
	10.8	Reliance by Agent		59
	10.9	Notice of Default		60
	10.10	Notices		60
	10.11	Banks in Their Individual Capacities; Agent in its Individual Capacity		60
	10.12	Holders of Notes		60
	10.13	Equalization of Banks		61
	10.14	Successor Agent		61
	10.15	Agent’s Fee		62
	10.16	Availability of Funds		62
	10.17	Calculations		62
	10.18	No Reliance on Agent’s Customer Identification Program		62
	10.19	Beneficiaries		63

11.	MISCELLANEOUS			63
	11.1	Modifications, Amendments or Waivers		63
		11.1.1	Increase of Commitment; Extension of Expiration Date	63
		11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	63
		11.1.3	Release of Guarantor	63
		11.1.4	Miscellaneous	64
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required		64
	11.3	Reimbursement and Indemnification of Banks by the Borrower; Taxes		64
	11.4	Holidays		65
	11.5	Funding by Branch, Subsidiary or Affiliate		65
		11.5.1	Notional Funding	65
		11.5.2	Actual Funding	66
	11.6	Notices		66
	11.7	Severability		67
	11.8	Governing Law		67
	11.9	Prior Understanding		67
	11.10	Duration; Survival		67
	11.11	Successors and Assigns		68
	11.12	Confidentiality		69

v

	11.12.1	General	69
	11.12.2	Sharing Information With Affiliates of the Banks	69
11.13	Counterparts		69
11.14	Agent’s or Bank’s Consent		69
11.15	Exceptions		70
11.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL		70
11.17	Certifications From Banks and Participants		70
	11.17.1	Tax Withholding	70
	11.17.2	USA Patriot Act	71
11.18	Joinder of Parties to Loan Documents		71

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)		PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.4	-	PERMITTED LOANS AND INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(L)(1)		LENDER JOINDER
EXHIBIT 1.1(L)(2)	-	LOAN DOCUMENT JOINDER
EXHIBIT 1.1(T)	-	TERM NOTE
EXHIBIT 3.3	-	TERM LOAN REQUEST
EXHIBIT 7.1.4	-	OPINION OF COUNSEL
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of August 19, 2008 and is made by and among FEDERATED INVESTORS, INC., a Pennsylvania corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the BANKS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Banks under this Agreement (hereinafter referred to in such capacity as the “Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested the Banks to provide a term loan facility to the Borrower in an aggregate principal amount not to exceed $140,000,000 as such amount may be increased from time to time up to an amount not to exceed $150,000,000 pursuant to Section 3.6 hereof; and

WHEREAS, the term loan facility shall be used for general corporate purposes, including without limitation stock repurchases, dividend payments and acquisitions; and

WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.	CERTAIN DEFINITIONS

1.1	Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent shall mean PNC Bank, National Association, and its successors and assigns.

Agent’s Fee shall have the meaning assigned to that term in Section 10.15.

Agent’s Letter shall have the meaning assigned to that term in Section 10.15.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to Base Rate under the Base Rate Option at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread.”

(B) the percentage spread to be added to Euro Rate under the Euro Rate Option at the indicated level of Debt Rating in the pricing grid on Schedule 1.1(A) below the heading “Euro Rate Spread.”

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Agent, as Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

Audited Statements shall have the meaning assigned to that term in Section 6.1.8.

Authorized Officer shall mean those individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not necessarily be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Open Rate plus 0.50% per annum.

Base Rate Option shall mean the option of the Borrower to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person shall have the meaning assigned to such term in Section 6.1.23.2.

Borrower shall mean Federated Investors, Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

CDOs shall mean collateralized debt obligation structures for which any of the Loan Parties provides investment advice.

Class A Shares shall mean the Class A Common Stock of the Borrower.

Closing Date shall mean August 19, 2008.

Closing Fee shall have the meaning assigned to that term in Section 3.4.

Commitment shall mean as to any Bank its Term Loan Commitment, and Commitments shall mean the aggregate of the Term Loan Commitments of all of the Banks.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.3.

Consideration shall mean, with respect to any acquisition pursuant to Section 8.2.6(ii), the aggregate of (i) the cash paid by any of the Loan Parties or any Subsidiary of a Loan Party, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties or any Subsidiary of a Loan Party, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party or any Subsidiary of a Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties or any Subsidiary of a Loan Party in connection therewith.

Consolidated EBITDA as of the end of any fiscal quarter for the four (4) fiscal quarters then ended shall mean (i) the sum of net income, depreciation, amortization, other non-cash charges to net income (excluding any non-cash charges which require an accrual or reserve for cash charges for any future period), interest expense and income tax expense minus (ii) non-cash credits to net income, in each case of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided that if the Borrower and Consolidated Subsidiaries shall make one or more acquisitions or dispositions of the capital stock of any Person or all or substantially all of the assets of any Person permitted by Sections 8.2.6 or 8.2.7 during such period, Consolidated EBITDA for such period shall be adjusted on a pro forma basis in a manner satisfactory to the Agent to give effect to all such acquisitions or dispositions as if they had occurred at the beginning of such period.

Consolidated Subsidiaries shall mean and include those subsidiaries or other entities whose accounts are consolidated with the accounts of the Borrower in accordance with GAAP provided that (i) for the purpose of calculating the financial ratios in Sections 8.2.14 and 8.2.15 the impact of the sale or assignment of any Designated Assets, in either case pursuant to the Master Agreement, the Purchase and Sale Agreement or any similar agreement or program and in accordance with Section 8.2.7(i), shall be excluded and (ii) to the extent that FIN 46 requires the consolidation of the account of any Funds with the account of the Borrower, the impact of FIN 46 shall be excluded.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the investigation, cleanup, removal, remediation, containment, abatement of or other response action or which otherwise constitutes a violation of Environmental Laws.

Debt Rating shall mean the rating of the Borrower’s senior unsecured long-term debt or long-term counterparty credit by Standard & Poor’s or Moody’s.

Designated Assets shall mean the right to receive deferred sales charges, including 12b-1 and contingent deferred sales charges, and any comparable fees from a Fund relating to the sale of Fund shares or sales of other interest in or obligations of Funds and the maintenance of customer accounts, including shareholder servicing fees.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Subsidiaries shall mean any Subsidiary of the Borrower that is organized or incorporated under the Laws of any state or commonwealth in the United States of America.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro Rate Option applies for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Euro Reserve Percentage. The Euro Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on
Euro Rate =	Bloomberg Page BBAM1
1.00 - Euro Reserve Percentage

The Euro Rate shall be adjusted with respect to any Loan to which the Euro Rate Option applies that is outstanding on the effective date of any change in the Euro Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro Rate Option shall mean the option of the Borrower to have Term Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

Euro Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean October 31, 2011.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg

Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Federated Bank shall mean Federated Investors Trust Company, a state chartered trust company under the laws of Pennsylvania.

FIN 46(R) shall mean the Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities”.

Foreign Subsidiaries shall mean the Subsidiaries of the Borrower that are not Domestic Subsidiaries.

Fund Fees shall mean the management, administrative, shareholder services, 12b-1, contingent deferred sales charges and other similar fees contractually due any of the Loan Parties or any Subsidiary of a Loan Party from the Funds.

Funds shall mean the mutual funds, CDOs, investment conduits or other entities for which any of the Loan Parties or any Subsidiary of a Loan Party serves as an advisor, an administrator, a distributor or a servicer.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page to the Guaranty Agreement and each other Person which joins the Guaranty Agreement as a Guarantor after the date hereof pursuant to Section 11.18.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G) executed and delivered by each of the Guarantors to the Agent for the benefit of the Banks.

Historical Statements shall have the meaning assigned to that term in Section 6.1.8.

Increasing Lender shall have the meaning assigned to such term in Section 3.6.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary thereof or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties and the Subsidiaries of the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Term Loans bear interest under the Euro Rate Option. Subject to the last sentence of this definition, such period shall be one (1), two (2), three (3), six (6) or twelve (12) Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro Rate Option if the Borrower is renewing or converting to the Euro Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any Euro Rate Option or Base Rate Option.

Interim Statements shall have the meaning assigned to that term in Section 6.1.8.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investment Company Act shall mean the Investment Company Act of 1940, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lender Joinder shall have the meaning assigned to such term in Section 3.6(x).

Leverage Ratio shall mean the ratio of Total Indebtedness to Consolidated EBITDA.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Limited Investments shall mean the following: (i) investments or contributions by a Loan Party directly or indirectly in the capital stock of or other payments (except in connection with transactions for fair value in the ordinary course of business, including usual and customary service and occupancy contracts) to any of the Special Purpose Subsidiaries, (ii) loans by a Loan Party or a Subsidiary of a Loan Party directly or indirectly to any of the Special Purpose Subsidiaries, (iii) guarantees by a Loan Party or a Subsidiary of a Loan Party directly or indirectly of the obligations of any of the Special Purpose Subsidiaries, or (iv) other obligations, contingent or otherwise, of the Loan Parties or a Subsidiary of a Loan Party to or for the benefit of any of the Special Purpose Subsidiaries.

Liquidity shall mean the sum of cash, cash equivalents and undrawn Revolving Credit Commitments (as defined in the Revolving Credit Agreement).

LLC Interests shall have the meaning given to such term in Section 6.1.2.

Loan Documents shall mean this Agreement, the Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Document Joinder shall mean a joinder by a Person as a party (to the extent required by Section 8.1.11) under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(L)(2).

Loan Request shall have the meaning given to such term in Section 3.3.

Loans shall mean collectively and Loan shall mean separately all Term Loans or any Term Loan.

Master Agreement shall mean the Federated Investors Program Master Agreement dated as of October 24, 1997, among Federated Investors, Federated Funding 1997-1, Inc., Federated Investors Management Company, Federated Securities Corp., the Owner Trustee of the PLT Finance Trust 1997-1, PLT Finance, L.P., Putnam, Lovell & Thorton Inc., and Bankers Trust Company, as amended or replaced from time to time as permitted under this Agreement.

Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Loan Parties and their Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties and their Subsidiaries taken as a whole to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the Euro Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

New Lender shall have the meaning assigned to such term in Section 3.6.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Notes shall mean the Term Loan Notes.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Agent’s Letter or any other Loan Document.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Partnership Interests shall have the meaning given to such term in Section 6.1.2.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Investments shall mean:

(i) investments made under usual and customary terms in the ordinary course of business in or relating to the establishment or maintenance of the Funds;

(ii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America, maturing in sixty (60) months or less from the date of acquisition;

(iii) commercial paper maturing in one hundred eighty (180) days or less rated not lower than A-1 by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iv) demand deposits, time deposits or certificates of deposit maturing within five (5) years in commercial banks whose obligations are rated A-1, P-1 or the equivalent or better by Standard & Poor’s or Moody’s Investors Service, Inc. on the date of acquisition;

(v) corporate obligations rated A or better by Standard & Poor’s or Moody’s Investors Service, Inc. on the date of acquisition, maturing in sixty (60) months or less from the date of acquisition;

(vi) repurchase agreements and reverse repurchase agreements maturing within one (1) year and entered into with commercial banks or investment banking firms of recognized standing with respect to any investment permitted under clauses (i) through (v) above;

(vii) any interest rate protection instrument reasonably acceptable to the Agent; and

(viii) any mutual fund (A) for which any of the Loan Parties or any Subsidiary of a Loan Party serves as an investment advisor or (B) for which none of the Loan Parties or any Subsidiary of a Loan Party serves as an investment advisor, provided that the aggregate investment in mutual funds governed by clause (B) shall not exceed $20,000,000 at any one time.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)(A) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; and (B) Liens granted to surety companies, or to financial institutions to secure standby letters of credit issued by such institutions to surety companies, as an inducement for such surety companies to issue or maintain existing surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided, that the principal amount secured thereby as of the Closing Date is not hereafter increased and no additional assets become subject to such Lien;

(vii) operating leases;

(viii) capital leases made under usual and customary terms in the ordinary course of business and Purchase Money Security Interests, in each case as and to the extent permitted in Section 8.2.1(ii); and

(ix) the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not result in a Material Adverse Change:

(1) claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that each of the Companies maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens of governmental entities arising under federal or state environmental laws.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Required Banks, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Agent in Pittsburgh, Pennsylvania.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Purchase and Sale Agreement shall mean the Purchase and Sale Agreement dated as of December 21, 2000, as amended, by and among Federated Investors Management Company, Federated Securities Corp., Federated Funding 1997-1, Inc., Federated Investors, Inc., Citibank, N.A., and Citicorp North America, Inc.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean the proportion that a Bank’s Commitment bears to the Commitments of all of the Banks.

Regulated Subsidiary shall mean any Subsidiary of the Borrower that is (i) registered as a broker dealer pursuant to Section 15 of the Securities Exchange Act of 1934, or (ii) engaged in the business of banking or the exercise of trust powers and regulated by federal or state banking regulators.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Banks shall mean

(i) if there are no Loans outstanding, Banks whose Commitments aggregate more than 50% of the Commitments of all of the Banks, or

(ii) if there are Loans outstanding, any Bank or group of Banks if the sum of the Loans of such Banks then outstanding aggregates more than 50% of the total principal amount of all of the Loans then outstanding;

provided, however, so long as there are more than three (3) Banks, in no event shall the Required Banks be less than three (3) Banks; provided further, if there are less than three (3) Banks, the Required Banks shall be all Banks.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Loan Parties and their Subsidiaries.

Revolving Credit Agreement shall mean the Credit Agreement, dated as of October 31, 2006, by and among the Borrower, the Guarantors, the Agent and the Banks set forth therein, as amended, restated, modified or supplemented from time to time.

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Special Purpose Subsidiary shall mean any corporation, business trust or other entity formed by the Borrower to engage in the limited activities permitted by Section 8.2.9(i) and shall be an indirect wholly owned subsidiary of the Borrower, provided, that if the Special Purpose Subsidiary is organized under the law of a foreign jurisdiction which requires that residents of such foreign jurisdiction maintain a certain level of ownership interest in such Special Purpose Subsidiary, then a wholly owned Subsidiary of the Borrower shall own a number of outstanding shares of such Special Purpose Subsidiary that is not less than the greater of (i) 51% of the outstanding shares of such Special Purpose Subsidiary, and (ii) the maximum number of outstanding shares of such Special Purpose Subsidiary permitted pursuant to the law of such foreign jurisdiction.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which fifty percent (50%) or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or any partnership of which such Person is a general partner or of which fifty percent (50%) or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. For the purposes of this Agreement, none of the Special Purpose Subsidiaries or the Funds shall be considered a “Subsidiary” of the Borrower or any Loan Party. For the purposes of this Agreement, the term “wholly owned Subsidiaries”

shall include (x) all Subsidiaries of which all of the outstanding shares of capital stock or beneficial interest of such Subsidiary are owned by the Borrower or another wholly owned Subsidiary of the Borrower, or (v) Foreign Subsidiaries where the law of the applicable foreign jurisdiction requires that residents of such foreign jurisdiction maintain a certain level of ownership interest in such Subsidiary and the Borrower or another wholly owned Subsidiary of the Borrower owns not less than the greater of (a) 51% of the outstanding shares of capital stock or beneficial interests of such Subsidiary and (b) the maximum number of outstanding shares of capital stock or beneficial interests of such Subsidiary permitted pursuant to the law of such foreign jurisdiction are owned by the Borrower or another wholly owned Subsidiary of the Borrower.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.2.

Term Loan Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, if any, to which such Bank is a party, and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Banks.

Term Loan Commitment Increase Date shall have the meaning assigned to such term in Section 3.6.

Term Loans shall mean collectively and Term Loan shall mean separately all Term Loans or any Term Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 3.1.

Term Notes shall mean collectively and Term Note shall mean separately all the Term Loan Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Term Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Total Indebtedness shall mean, as of the end of any fiscal quarter, all Indebtedness of the Borrower and its Consolidated Subsidiaries on such date.

Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2	Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1	Number; Inclusion.

References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”.

1.2.2	Determination.

References to “determination” of or by the Agent or the Banks shall be deemed to include good-faith estimates by the Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error.

1.2.3	Agent’s Discretion and Consent.

Whenever the Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith.

1.2.4	Documents Taken as a Whole.

The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.

1.2.5	Headings.

The section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect.

1.2.6	Implied References to this Agreement.

Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified.

1.2.7	Persons.

Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity.

1.2.8	Modifications to Documents.

Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

1.2.9	From, To and Through.

Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”.

1.2.10	Shall; Will.

References to “shall” and “will” are intended to have the same meaning.

1.3	Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP provided that for the purpose of determining compliance with Sections 8.2.1 and 8.2.2, the impact of the incurrence of indebtedness or creation of liens in connection with the sale or transfer of Designated Assets as described and permitted under Sections 8.2.7(i) shall be excluded. If one or more changes in GAAP after the date of this Agreement are required to be applied to then existing transactions, and either a violation of one or more provisions hereof shall have occurred which would not have occurred if no change in accounting principles had taken place or a violation of one or more of the provisions hereof shall not occur which would have occurred if no change in accounting principles had taken place:

(a) the parties agree that any such violation shall not be considered to constitute an Event of Default for a period of thirty (30) days;

(b) the parties agree in such event to negotiate in good faith to attempt to draft an amendment of this Agreement satisfactory to the Required Banks which shall approximate to the extent possible the economic effect of the original provisions hereof after taking into account such change or changes in GAAP; and

(c) if the parties are unable to negotiate such an amendment satisfactory to the Required Banks within thirty (30) days, then as used in this Agreement “GAAP” shall mean generally accepted accounting principles as in effect prior to such change.

2.	INTENTIONALLY OMITTED

3.	TERM LOANS

3.1	Term Loan Commitments.

Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in such principal amount as the Borrower shall request up to, but not exceeding such Lender’s Term Loan Commitment.

3.2	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.

The obligations of each Lender to make Term Loans to the Borrower shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Borrower, but each Lender’s Term Loan to the Borrower shall never exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. Except as expressly set forth in Section 3.3, the Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments]. The Term Loans shall be payable as follows:

(i) On the first Business Day of each of January, April, July and October, 2009, the Borrower shall repay two and one-half percent (2.5%) of the sum of the Term Loans (a) funded on the Closing Date and (b) funded after the Closing Date pursuant to Section 3.6;

(ii) on the first Business Day of each of January, April, July and October, 2010, the Borrower shall repay three and three quarters percent (3.75%) of the sum of the Term Loans (a) funded on the Closing Date and (b) funded after the Closing Date pursuant to Section 3.6;

(iii) on the first Business Day of each of January, April, July and October, 2011, the Borrower shall repay five percent (5%) of the sum of the Term Loans (a) funded on the Closing Date and (b) funded after the Closing Date pursuant to Section 3.6; and

(iv) on the Expiration Date, the Borrower shall repay the balance of the Term Loans then outstanding.

3.3	Term Loan Requests.

Except as otherwise provided herein, the Borrower may request the Lenders (i) prior to the Closing Date or in connection with an increase in Term Loan Commitments pursuant to Section 3.6 to make Term Loans, or (ii) from time to time prior to the Expiration Date to renew or convert the Interest Rate Option applicable to existing Term Loans pursuant to Section 3.1, by delivering to the Agent, not later than 1:00 p.m., Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Term Loans to which the Euro Rate Option applies or the conversion to or the renewal of the Euro Rate Option for any Loans; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Term Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 3.3 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $50,000 and not less than $5,000,000 for each Borrowing Tranche to which the Euro Rate Option applies and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

3.4	Closing Fees.

The Borrower agrees to pay to the Agent on the Closing Date for the account of each Lender, as consideration for such Lender’s Commitments, a nonrefundable closing fee equal to one-tenth percent (.10%) of such Lender’s Term Loan Commitment.

3.5	Use of Proceeds.

The proceeds of the Loans shall be used for general corporate purposes, including without limitation stock repurchases, dividend payments and acquisitions.

3.6	Increase in Commitments; Increasing Lenders and New Lenders.

The Borrower may, at any time, request that (1) the current Lenders increase their Term Loan Commitments (any current Lender which elects to increase its Term Loan Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Term Loan Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No current Lender shall be obligated to increase its Term Loan Commitment and any increase in the Term Loan Commitment by any current Lender shall be in the sole discretion of such current Lender.

(ii) Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase (the “Term Loan Commitment Increase Date”) after giving effect to such increase.

(iii) Aggregate Term Loan Commitments. After giving effect to such increase, the total Term Loan Commitments shall not exceed $150,000,000.

(iv) Minimum Increase in Term Loan Commitments. The minimum increase in the aggregate Term Loan Commitments on any Term Loan Commitment Increase Date shall be the lesser of $5,000,000 or the maximum amount available under Section 3.6(iii).

(v) Funding of Increased Term Loan Commitment. The increase in the Term Loan Commitments shall be funded in full on the Term Loan Commitment Increase Date.

(vi) Resolutions; Opinion. The Borrower shall deliver to the Agent on or before the Term Loan Commitment Increase Date the following documents in a form reasonably acceptable to the Agent: (1) certifications of its corporate secretary with attached resolutions certifying that the increase in the Term Loan Commitment has been approved by the Borrower, and (2) an opinion of counsel addressed to the Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Borrower.

(vii) Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Term Loan Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a Note reflecting the amount of such New Lenders’ Term Loan Commitment.

(viii) Approval of New Lenders. Any New Lender shall be subject to the approval of the Agent and the Borrower.

(ix) Increasing Lenders. The Increasing Lenders shall confirm their agreement to increase their Term Loan Commitment pursuant to an acknowledgement in a form acceptable to the Agent, signed by them and the Borrower and delivered to the Agent at least five (5) days before the Term Loan Commitment Increase Date.

(x) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 1.1(L)(2) pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Term Loan Commitment in the amount set forth in such Lender Joinder (the “Lender Joinder”).

4.	INTEREST RATES

4.1	Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or the Euro Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Bank exceeds such Bank’s highest lawful rate, the rate of interest on such Bank’s Loan shall be limited to such Bank’s highest lawful rate.

4.1.1	Term Loan Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loan Loans:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Euro Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro Rate plus the Applicable Margin.

4.1.2	Rate Quotations.

The Borrower may call the Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.1.3	Change in Fees or Interest Rates.

If the Applicable Margin is increased or reduced with respect to any period for which the Borrower has already paid interest, the Agent shall recalculate the interest due from or to the Borrower and shall, within fifteen (15) Business Days after the Borrower notifies the Agent of such increase or decrease, give the Borrower and the Banks notice of such recalculation.

4.1.3.1 Any additional interest due from the Borrower shall be paid to the Agent for the account of the Banks on the next date on which an interest payment is due; provided, however, that if there are no Loans outstanding or if no Loans are due and payable, such additional interest shall be paid promptly after receipt of written request for payment from the Agent.

4.1.3.2 Any interest refund due to the Borrower shall be credited against payments otherwise due from the Borrower on the next interest due date or, if the Loans have been repaid and the Banks are no longer committed to lend under this Agreement, the Banks shall pay the Agent for the account of the Borrower such interest refund not later than five (5) Business Days after written notice from the Agent to the Banks.

4.2	Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such Euro Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro Rate Option:

4.2.1	Amount of Borrowing Tranche.

Each Borrowing Tranche of Euro Rate Loans shall be in integral multiples of $50,000 and not less than $5,000,000.

4.2.2	Renewals.

In the case of the renewal of a Euro Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3	Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1	Interest Rate.

The rate of interest for each Loan otherwise applicable pursuant to Section 4.1 [Interest Rate Options] shall be increased by 2.0% per annum.

4.3.2	Other Obligations.

Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3	Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Agent.

4.4	Euro Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1	Unascertainable.

If on any date on which a Euro Rate would otherwise be determined, the Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro Rate, the Agent shall have the rights specified in Section 4.4.3.

4.4.2	Illegality; Increased Costs; Deposits Not Available.

If at any time any Bank shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro Rate Option applies, respectively, are not available to such Bank with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.4.3.

4.4.3	Agent’s and Bank’s Rights.

In the case of any event specified in Section 4.4.1 above, the Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent’s or such Bank’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Euro Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Bank notifies the Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.6.2 [Indemnity], as to any Loan of the Bank to which a Euro Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5	Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period. If an Event of Default shall occur and be continuing, the Agent shall limit the Borrower to the Base Rate Option hereunder; provided, however, that, unless the Loans have been accelerated hereunder, such limitation with respect to the Euro Rate Portion shall not be effective until the expiration of any applicable Euro Rate Interest Period.

5.	PAYMENTS

5.1	Payments.

All payments and prepayments to be made in respect of principal, interest, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, in each case on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at the Principal Office for the ratable accounts of the Banks with respect to the Loans in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Agent with respect to the Loans and such payments are not distributed to the Banks on the same day received by the Agent, the Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Banks. The Agent’s and each Bank’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2	Pro Rata Treatment of Banks.

Each borrowing shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Banks with respect to the Loans, shall (except as provided in Section 4.4.3 [Agent’s and Bank’s Rights] in the case of an event specified in Section 4.4 [Euro Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Bank] or 5.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Loans outstanding from each Bank and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Bank.

5.3	Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro Rate Option applies shall be due and payable on the last Business Day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the first Business Day after the end of each third month during such period and on the Expiration Date or upon acceleration of the Notes.

5.4	Voluntary Prepayments.

5.4.1	Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro Rate Option applies,

(iii) on the date specified in a notice by any Bank pursuant to Section 4.4 [Euro Rate Unascertainable, Etc.] with respect to any Loan to which a Euro Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of Loans setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment among Borrowing Tranches; and

(z) the total principal amount of such prepayment, which shall not be less than $1,000,000 for any Term Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Agent’s and Bank’s rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the Euro Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Banks under Section 5.6.2 [Indemnity].

5.4.2	Replacement of a Bank.

In the event any Bank (i) gives notice under Section 4.4 [Euro Rate Unascertainable, Etc.] or Section 5.6.1 [Increased Costs, Etc.], (ii) does not fund any Loans because the making of such Loans would contravene any Law applicable to such Bank, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Agent, which shall not be unreasonably withheld, to prepay the Loans of such Bank in whole, together with all interest accrued thereon, and terminate such Bank’s Commitment within ninety (90) days after (x) receipt of such Bank’s notice under Section 4.4 [Euro Rate Unascertainable, Etc.] or 5.6.1 [Increased Costs, Etc.], (y) the date such Bank has failed to fund any Loans because the making of such Loans would contravene Law applicable to such Bank, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment any amounts required under Section 5.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement bank acceptable to the Agent and, so long as no Event of Default or Potential Default exists, the Borrower; provided, further, the remaining Banks shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Agent may only be replaced subject to the requirements of Section 10.14 [Successor Agent].

5.4.3	Change of Lending Office.

Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.6.1 [Increased Costs, Etc.] with respect to such Bank, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Bank provided in this Agreement.

5.5	Intentionally Omitted.

5.6	Additional Compensation in Certain Circumstances.

5.6.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Bank),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank’s capital, taking into consideration such Bank’s customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

5.6.2	Indemnity.

In addition to the compensation required by Section 5.6.1 [Increased Costs, Etc.], the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Loans subject to a Euro Rate Option) which such Bank sustains or incurs as a consequence of any

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 3.3 [Term Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.

If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Agent and each of the Banks as follows:

6.1.1	Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in its jurisdiction of organization and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

6.1.2	Subsidiaries.

Schedule 6.1.2 states the name of each of the Loan Parties and their Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.2. Other than Foreign Subsidiaries, Regulated Subsidiaries, less than wholly-owned Subsidiaries over which the Borrower does not maintain control as permitted by Section 8.2.4(iii)(B) or Passport Research, Ltd., all Subsidiaries of the Borrower on the Closing Date are Guarantors under the Guaranty Agreement.

6.1.3	Power and Authority.

Each Loan Party and each Subsidiary of a Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.4	Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party or any Subsidiary of any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party or Subsidiary on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party or Subsidiary which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party or Subsidiary in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.5	No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party or any Subsidiary of any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or Subsidiary or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries.

6.1.6	Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate is reasonably likely to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

6.1.7	Title to Properties.

Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. The tangible and intangible personal property relating to facilities and computers of the Loan Parties and their Subsidiaries (including the leases, computer software and aircraft) are held by one or more wholly owned Guarantors. All leases of property by the Loan Parties and their Subsidiaries are in full force and effect.

6.1.8	Financial Statements.

The Borrower has delivered to the Agent copies of the audited consolidated financial statements for the Borrower and its Consolidated Subsidiaries for fiscal year 2007 (the “Audited Statements”). In addition, the Borrower has delivered to the Agent copies of the unaudited interim financial statements for the Borrower and its Consolidated Subsidiaries for and as of the end of the fiscal quarter ended June 30, 2008 (the “Interim Statements”) (the Audited and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of their dates and the consolidated results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments. None of the Borrower or its Consolidated Subsidiaries has any significant liabilities, contingent or otherwise, or material forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any of the Borrower or its Consolidated Subsidiaries which may cause a Material Adverse Change. Since December 31, 2007, there has been no Material Adverse Change.

6.1.9	Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.9.1	General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Section 3.5 [Use of Proceeds].

6.1.9.2	Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.9.3	Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.10	Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.11	Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

6.1.12	Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party or any Subsidiary of any Loan Party, except for consents which shall have been obtained on prior to the Closing Date.

6.1.13	No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would constitute a Material Adverse Change.

6.1.14	Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

6.1.15	Insurance.

All insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

6.1.16	Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.21 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

6.1.17	Material Contracts; Burdensome Restrictions.

All material contracts relating to the business operations of each Loan Party and each Subsidiary of each Loan Party are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.

6.1.18	Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” Each Fund that constitutes an “investment company” is in compliance in all material respects with all requirements applicable to an “investment company” under the Investment Company Act. None of the Loan Parties is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.19	Plans and Benefit Arrangements.

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(ii) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(iii) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

6.1.20	Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change.

6.1.21	Environmental Matters.

None of the Loan Parties or any Subsidiaries of any Loan Party has received any Environmental Complaint, including but not limited to those from any Official Body or private Person alleging that such Loan Party or Subsidiary or any prior owner, operator or occupant of any of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. or any analogous state or local Law, and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received. There are no pending or, to any Loan Party’s knowledge, threatened Environmental Complaints relating to any Loan Party or Subsidiary of any Loan Party or, to any Loan Party’s knowledge, any prior owner, operator or occupant of any of the Properties pertaining to, or arising out of, any Contamination or violations of Environmental Laws or Required Environmental Permits.

6.1.22	Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.23	Anti-Terrorism Laws.

6.1.23.1	General.

None of the Loan Parties nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.1.23.2	Executive Order No. 13224.

None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.1.24	Existing Business.

The Loan Parties and their Subsidiaries are currently engaged in the business of providing investment advisory, administration, distribution and other services to Funds.

6.2	Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, unless any such Schedules have become outdated or incorrect in any material and adverse respect, the Borrower may provide such revisions or updates on a quarterly basis at the same time as the Borrower delivers its quarterly compliance certificate in accordance with Section 8.3.4; provided, further, that no Schedule that has become outdated or incorrect in any material and adverse respect shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby.

7.	CONDITIONS OF LENDING

The obligation of each Bank to make Loans is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

7.1	First Loans.

On the Closing Date:

7.1.1	Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Agent for the benefit of each Bank a certificate of the Borrower, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of the Borrower, to each such effect.

7.1.2	Secretary’s Certificate.

There shall be delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party and each Subsidiary of each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party and each Subsidiary of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Agent and each Bank may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party and each Subsidiary of each Loan Party in each state where organized; provided such certifications of state officials shall not be required for Foreign Subsidiaries.

7.1.3	Delivery of Loan Documents.

The Guaranty Agreement, Notes, and Intercompany Subordination Agreement shall have been duly executed and delivered to the Agent for the benefit of the Banks.

7.1.4	Opinion of Counsel.

There shall be delivered to the Agent for the benefit of each Bank a written opinion of (a) K&L Gates LLP, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Agent) and (b) in-house counsel to the Loan Parties, each dated the Closing Date and in form and substance satisfactory to the Agent and its counsel and together such opinions shall address:

(i) the matters set forth in Exhibit 7.1.4; and

(ii) such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

7.1.5	Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Agent and counsel for the Agent, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request.

7.1.6	Payment of Fees.

The Borrower shall have paid or caused to be paid to the Agent for itself and for the account of the Banks to the extent not previously paid the Closing Fees, all other commitment and other fees accrued through the Closing Date and the costs and expenses for which the Agent and the Banks are entitled to be reimbursed.

7.1.7	Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

7.1.8	Officer’s Certificate Regarding MACs.

Since December 31, 2007, no Material Adverse Change shall have occurred; and there shall have been delivered to the Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of the Borrower to each such effect.

7.1.9	No Violation of Laws.

The making of the Loans shall not contravene any Law applicable to any Loan Party or any of the Banks.

7.1.10	No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.2	Each Additional Loan.

At the time of making any Loans other than Loans made on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 and in the other Loan Documents shall be true on and as of the date of such additional Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Agent a duly executed and completed Loan Request.

8.	COVENANTS

8.1	Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1	Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.] or Section 8.2.7 [Dispositions of Assets or Subsidiaries].

8.1.2	Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in a Material Adverse Change, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

8.1.3	Maintenance of Insurance.

The Loan Parties shall maintain and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent. The Loan Parties shall cause, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Agent, Agent, for the benefit of Agent and Banks, to be named as additional insured in the case of all liability insurance.

8.1.4	Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5	Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6	Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such reasonable detail and at such reasonable times and as often as any of the Banks may reasonably request, provided that each

Bank shall provide the Borrower with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Agent.

8.1.7	Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8	Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9	Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

8.1.10	Ownership of Subsidiaries.

Except (i) with respect to Passport Research Ltd. of which at least 50% ownership is maintained and (ii) as permitted pursuant to Section 8.2.7 or, with respect to Subsidiaries created or acquired in the future, Section 8.2.4(iii), the Borrower shall keep and maintain 100% ownership and control of each of its Subsidiaries.

8.1.11	New Subsidiaries.

The Loan Parties shall cause each Subsidiary created or acquired by any of the Loan Parties after the date hereof to enter into the Intercompany Subordination Agreement and, other than Foreign Subsidiaries, Regulated Subsidiaries or less than wholly-owned Subsidiaries over which the Borrower does not maintain control as permitted by Section 8.2.4(iii)(B), this Agreement and the Guaranty Agreement and shall cause to be delivered a legal opinion of such outside counsel reasonably acceptable to the Agent and its counsel in form and substance satisfactory to the Agent and its counsel as to the matters set forth on Exhibit 1.1(L)(2).

8.1.12	Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party or any Subsidiary of any Loan Party to any other Loan Party or any Subsidiary of any Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13	Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Banks any certification or other evidence as reasonably requested from time to time by any Bank in its sole discretion, confirming Borrower’s compliance with this Section 8.1.13.

8.2	Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1	Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Indebtedness pursuant to capitalized leases made under usual and customary terms in the ordinary course of business and Indebtedness secured solely by Purchase Money Security Interests not exceeding in the case of any Indebtedness under this clause (ii) at any one time in the aggregate $50,000,000;

(iii) existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof as of the Closing Date unless otherwise specified on Schedule 8.2.1);

(iv) any short-term Indebtedness under securities clearing arrangements secured by or for which marketable securities and related cash balances with customary loan-to-value ratios are available to repay such Indebtedness;

(v) Indebtedness of a Loan Party or any Subsidiary of any Loan Party to another Loan Party or any Subsidiary of any Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans]; or

(vi) unsecured Indebtedness so long as after giving effect to such Indebtedness the Loan Parties remain in pro forma compliance with the financial covenants contained in Sections 8.2.14 and 8.2.15.

8.2.2	Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3	Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties and the Subsidiaries of the Loan Parties permitted under Section 8.2.1, (ii) the guarantee by the Loan Parties of obligations of other Loan Parties (other than any Subsidiary which is not wholly owned) to third parties, which obligations are incurred in the ordinary course of such Loan Parties’ and the Subsidiaries’ business consistent with industry practice and not otherwise forbidden by this Agreement; provided that, except for Limited Investments, in no event shall the Loan Party or any Subsidiary of any Loan Party become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of the Special Purpose Subsidiaries, and (iii) the guarantee by the Loan Parties of Indebtedness of Subsidiaries which are not wholly owned by a Loan Party or Indebtedness of other Persons provided that the aggregate amount of Indebtedness that is guaranteed by all of the Loan Parties pursuant to this clause (iii) shall not exceed, at any one time, $25,000,000.

8.2.4	Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) loans and investments as set forth on Schedule 8.2.4 (including any extensions or renewals thereof, provided there is no increase in the principal amount thereof as of the Closing Date unless otherwise specified on Schedule 8.2.4);

(ii) investments in wholly owned Subsidiaries existing on the date hereof and wholly owned Subsidiaries hereafter created or acquired, provided the Borrower and each of its Subsidiaries shall comply with the requirements of Section 8.1.11;

(iii) investments in (A) Subsidiaries, which are less than wholly owned, but over which the Borrower maintains control, and (B) corporate entities in which the Borrower does not maintain control but for which none of the Loan Parties has any liability greater than its initial investment in such entity and where the activities in which such entity engages are consistent with the activities set forth in Section 6.1.24, provided, that the investments permitted by clause (B) of this Section 8.2.4(iii) shall not exceed $50,000,000 in the aggregate at any time;

(iv) intercompany loans which are subordinated to the Loans pursuant to the Intercompany Subordination Agreement,

(v) trade credit extended, and loans and advances extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business;

(vi) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(vii) Permitted Investments;

(viii) loans, advances and investments in Subsidiaries existing on the date hereof; and

(ix) Limited Investments in the Special Purpose Subsidiaries so long as the Limited Investments in all Special Purpose Subsidiaries do not exceed $500,000 in the aggregate at any time.

8.2.5	Dividends and Related Distributions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, unless after giving effect to any such dividend or other distribution (i) the Loan Parties remain in pro forma compliance with the financial covenants contained in Sections 8.2.14 and 8.2.15 and (ii) the Loan Parties have an aggregate Liquidity of no less than $10,000,000.

8.2.6	Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(i) any Guarantor may liquidate into, merge or consolidate with a wholly owned Subsidiary that is a Guarantor (other than the Borrower) and any wholly owned Subsidiary which is not a Guarantor may liquidate into, merge or consolidate with a wholly owned Subsidiary (so long as if the entity into which any wholly-owned Subsidiary which is not a Guarantor is liquidating, merging or consolidating is a Guarantor, it continues to be a Guarantor after the liquidation, merger or consolidation); and

(ii) the Borrower or a Consolidated Subsidiary may effect an acquisition of the capital stock or assets (tangible or intangible) of another person or persons, so long as (A) such person is a company which engages in the mutual fund, investment advisory, retirement plan servicing or financial services business or a business related or ancillary to any of the foregoing, (B) if such person is a public company, the acquisition is not hostile and (C) after giving effect to such acquisition, no Event of Default or Potential Default shall exist or be continuing and, with respect to acquisitions in which the Consideration is greater than $25,000,000, five (5) days before the consummation of such acquisition, the Borrower shall have provided to the Agent and the Banks pro forma financial statements for the Borrower and the Consolidated Subsidiaries, after giving effect to such acquisition, demonstrating such compliance.

The parties expressly acknowledge that Section 8.2.6 does not restrict the acquisition of assets by a Fund in the ordinary course of business where no liabilities are assumed by the Fund and the acquisition price consists of trailer payments based on average net assets in the Fund from time to time but in no event more than the Fund Fees received by any of the Loan Parties and their Subsidiaries and such fees are paid out of the Fund itself or by any of the Loan Parties and their Subsidiaries in accordance with normal business practices.

8.2.7	Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) any sale, transfer or lease of assets by the Borrower or any wholly owned Subsidiary to the Borrower or any other wholly owned Subsidiary that is a Guarantor and any sale or transfer of Designated Assets by a Subsidiary of the Borrower to another Subsidiary of the Borrower followed by an immediate transfer to a Special Purpose Subsidiary, in connection with a securitization or other receivables sale transaction so long as such transaction is non-recourse to any of the Loan Parties or any Special Purpose Subsidiary (except for customary recourse provisions, including recourse to the Designated Assets being sold or transferred);

(ii) any sale, transfer or lease of assets which are no longer necessary or required in the conduct of the Borrower’s or any Subsidiary’s business;

(iii) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets; and

(iv) any sale or transfer of all of the capital stock or substantially all of the assets of one or more Subsidiaries of the Borrower so long as, in any fiscal year, (A) the assets of such sold or transferred Subsidiaries do not exceed 5% of the total assets of the Borrower and the Consolidated Subsidiaries and (B) no more than 5% of Consolidated EBITDA is attributable to such sold or transferred Subsidiaries, in the case of clause (A), determined as of the most recent fiscal quarter ending prior to such disposition and, in the case of clause (B), determined as of the most recent four (4) fiscal quarters ending prior to such disposition.

The Agent is expressly authorized by the Banks to release any Guarantor from the Guaranty Agreement and any Subsidiary of the Borrower from the Intercompany Subordination Agreement if (A) its capital stock or substantially all of the assets are sold or transferred in accordance with Section 8.2.7(iv) above or (B) it is liquidated in accordance with Section 8.2.6(i).

8.2.8	Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Agent and is in accordance with all applicable Law.

8.2.9	Continuation of or Change in Business.

The enterprises represented by the Loan Parties and their Subsidiaries taken as a whole shall continue to engage in their respective businesses substantially as conducted and operated by the Loan Parties and their Subsidiaries during the present fiscal year, and the Borrower shall not permit any material change in such businesses (i.e., the mutual fund, investment advisory, retirement plan servicing and financial services business, and the business of Federated Bank, as such businesses exist on the date hereof or may exist in the future), either directly or indirectly (including by means of loans and investments), and any change must be in accordance with all applicable Law (including the Investment Company Act); provided, that (i) the only activities in which the Special Purpose Subsidiaries shall be permitted to engage are to finance broker commissions with respect to the sale of proprietary or private label mutual funds administered or distributed by the Loan Parties and to hold stock of other Special Purpose Subsidiaries, provided further (A) the Special Purpose Subsidiaries shall not enter into any agreements which permit any cross-defaults with any of the Loan Documents and (B) the Limited Investments in the Special Purpose Subsidiaries by the Loan Parties are not greater than $500,000 in the aggregate; and provided further (ii) the Borrower, FII Holdings, Inc. and Federated Services Company shall not become registered as investment advisers or broker-dealers. Notwithstanding the foregoing, nothing contained herein shall serve to limit the ability of any Loan Party or any Subsidiary of any Loan Party to change the principal location of its business.

8.2.10	Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA or otherwise violate ERISA.

8.2.11	Fiscal Year; Accounting Methods.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, (i) change its fiscal year from the twelve-month period beginning January 1 and ending December 31 or (ii) change from the accrual method of accounting.

8.2.12	Intercompany Transactions.

The Borrower shall not permit there to be any restriction on the dividends payable by its Subsidiaries except as otherwise required by Law, the Revolving Credit Agreement or this Agreement. The Borrower shall not permit there to be any intercompany debt owing by any Loan Party or any Subsidiary of a Loan Party to another Loan Party or Subsidiary unless such debt is subordinated to the Loans pursuant to the Intercompany Subordination Agreement. Except as permitted in Section 8.2.4, no existing business or assets of the Loan Parties and their Subsidiaries shall be transferred or otherwise diverted to or used for the benefit of any Subsidiaries which are not wholly owned.

8.2.13	Change in Ownership.

The Borrower shall not permit any change in the ownership of the Class A Shares except transfers of the Class A Shares may be made among the officers, directors and employees of the Loan Parties and their respective families and affiliates.

8.2.14	Maximum Leverage Ratio.

The Loan Parties shall not permit the Leverage Ratio as of the end of any fiscal quarter to exceed 2.0 to 1.0.

8.2.15	Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the ratio of Consolidated EBITDA to consolidated interest expense for the four (4) fiscal quarters then ended of the Borrower and its Consolidated Subsidiaries, calculated as of the end of any fiscal quarter, to be less than 4.0 to 1.0.

8.3	Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Agent and each of the Banks:

8.3.1	Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2	Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3	Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Agent and to the Banks pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of the Borrower, in the form of Exhibit 8.3.3, to the effect that, except as described pursuant to Section 8.3.4 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].

8.3.4	Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer or other Authorized Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.5	Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party or any of the Funds which involve a claim or series of claims in excess of $25,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.6	Certain Events.

Written notice to the Agent of (i) any sale or other transfer of assets as permitted under subsections (i), (ii), (iii) or (iv) of Section 8.2.7, (ii) any merger, acquisition, consolidation or liquidation permitted under Section 8.2.6, (iii) the creation or acquisition of any new Subsidiaries or investment in any other corporate entity, such notice to be delivered to the Agent within five (5) Business Days after occurrence of such event or consummation of such transaction(s), and in the case of the creation or acquisition of a new Subsidiary or investment in any other corporate entity, accompanied by the items specified in Section 8.1 to be delivered within thirty (30) calendar days after the creation or acquisition of a new Subsidiary or investment in any other corporate entity. Written notice to the Agent of any sale or other transfer of assets as permitted under Section 8.2.7(i) shall be given on a quarterly basis at the same time that quarterly financial statements are required to be delivered under Section 8.3.1.

8.3.7	Other Notices, Reports and Information.

Promptly upon their becoming available to the Borrower, (i) any material and adverse reports including management letters submitted to any of the Loan Parties by independent accountants in connection with any annual, interim or special audit, (ii) any reports or notices distributed by any of the Loan Parties to its shareholders and not filed with the Securities and Exchange Commission, on a date no later than the date supplied to the shareholders, (iii) upon request, periodic reports filed by any of the Loan Parties with the Securities and Exchange Commission, (iv) periodic reports of examination by the Securities and Exchange Commission or the National Association of Securities Dealers, Inc. of any of the Loan Parties which could reasonably be expected to result in a Material Adverse Change and any responses thereto, (v) any Revenue Agent’s Report and accompanying Statement of Income Tax Examination Changes and any notice of assessment or deficiency by the IRS which could reasonably be expected to result in a Material Adverse Change, and (vi) such other reports and information as the Banks may from time to time reasonably request. The Borrower shall also notify the Banks promptly of the enactment of any legislation or adoption of any Law which may result in a Material Adverse Change.

8.3.8	Notices Regarding Plans and Benefit Arrangements.

8.3.8.1	Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

8.3.8.2	Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.8.3	Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.3.9	Notices Regarding Special Purpose Subsidiaries.

Within five (5) Business Days after the creation of any new Special Purpose Subsidiary, the Borrower shall provide written notice to the Agent of the creation of any new Special Purpose Subsidiary, accompanied by the declaration of trust, certificate or articles of incorporation, bylaws or other organizational documents of the new Special Purpose Subsidiary.

8.3.10	Notice of Change in Debt Rating.

Within two (2) Business Days after Standard & Poor’s or Moody’s announces a change in the Borrower’s Debt Rating, notice of such change. Borrower will deliver together with such notice a copy of any written notification which Borrower received from the applicable rating agency regarding such change of Debt Rating.

9.	DEFAULT

9.1	Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1	Payments Under Loan Documents.

The Borrower shall (i) fail to pay any principal of any Loan when due or (ii) shall fail to pay any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within five (5) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2	Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3	Breach of Certain Covenants.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.2.5, 8.2.6, 8.2.7, 8.2.9, 8.2.13, 8.2.14 or 8.2.15.

9.1.4	Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any covenant, condition or provision hereof or of any other Loan Document (other than as specifically set forth in any other subsection of this Section 9.1) and such default shall continue unremedied for a period of fifteen (15) Business Days after any of the Loan Parties becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of any of the Loan Parties as determined by the Agent in its sole discretion).

9.1.5	Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $25,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6	Final Judgments or Orders.

Any final judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7	Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8	Proceedings Against Assets.

Any of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.9	Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $25,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.10	Insolvency.

Any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature;

9.1.11	Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event that the Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed 10% of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.12	Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.13	Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.14	Voluntary Proceedings.

Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property (other than voluntary liquidations permitted under Section 8.2.6) or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2	Consequences of Event of Default.

9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.12 shall occur and be continuing, the Banks and the Agent shall be under no further obligation to make Loans, and the Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.13 [Involuntary Proceedings] or 9.1.14 [Voluntary Proceedings] shall occur, the Banks shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3	Set-off.

If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Bank or the Agent; and

9.2.4	Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Agent or any Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or such Bank; and

9.2.5	Application of Proceeds; Collateral Sharing.

9.2.5.1	Application of Proceeds.

From and after the date on which the Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Agent from the exercise of any other remedy by the Agent, shall be applied as follows:

(i) first, to reimburse the Agent and the Banks for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Banks in connection with the collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

9.2.6	Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Agent shall have all of the rights and remedies under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Agent and the Banks under the Loan Documents or applicable Law.

10.	THE AGENT

10.1	Appointment.

Each Bank hereby irrevocably designates, appoints and authorizes PNC Bank to act as Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Agent on behalf of the Banks to the extent provided in this Agreement.

10.2	Delegation of Duties.

The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation is exercised with reasonable care and does not constitute a relinquishment of its duties as Agent) and, subject to Sections 10.5 [Reimbursement of Agent by Borrower, Etc.] and 10.6 [Exculpatory Provisions; Limitation of Liability], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained provided reasonable care is used in the selection of the foregoing experts.

10.3	Nature of Duties; Independent Credit Investigation.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4	Actions in Discretion of Agent; Instructions From the Banks.

The Agent agrees, upon the written request of the Required Banks (or such greater number of Banks as may be required hereunder), to take or refrain from taking any action of the type specified as being within the Agent’s rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks (or such greater number of Banks as may be required hereunder), the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks (or such greater number of Banks as may be required hereunder), or if the consent of the Required Banks or all of the Banks is not specifically required by this Agreement, in the absolute discretion of the Agent.

10.5	Reimbursement and Indemnification of Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Agent and hold the Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.6	Exculpatory Provisions; Limitation of Liability.

Neither the Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Agent or any of their respective Subsidiaries against the Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Agent and each Bank hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder or given to the Agent for the account of or with copies for the Banks, the Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.7	Reimbursement and Indemnification of Agent by Banks.

Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Agent’s gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Agent in connection with the Agent’s periodic audit of the Loan Parties’ books, records and business properties.

10.8	Reliance by Agent.

The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9	Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Agent has received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

10.10	Notices.

The Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

10.11	Banks in Their Individual Capacities; Agent in its Individual Capacity.

With respect to its Term Loan Commitment and the Term Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Agent, and the term “Bank” and “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC Bank and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks. The Banks acknowledge that, pursuant to such activities, the Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

10.12	Holders of Notes.

The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13	Equalization of Banks.

The Banks and the holders of any participations in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any Obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes, except as otherwise provided in Section 4.4.3 [Agent’s and Bank’s Rights], 5.4.2 [Replacement of a Bank] or 5.6 [Additional Compensation in Certain Circumstances]. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank’s Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

10.14	Successor Agent.

The Agent (i) may resign as Agent or (ii) shall resign if such resignation is requested by the Required Banks (if the Agent is a Bank, the Agent’s Loans and its Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by Section 5.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower and the Banks. If the Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent, provided, notwithstanding the foregoing, the Borrower’s consent shall not be required if an Event of Default is continuing. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

10.15	Agent’s Fee.

The Borrower shall pay to the Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Agent’s Letter”) between the Borrower and Agent, as amended from time to time.

10.16	Availability of Funds.

The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17	Calculations.

In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18	No Reliance on Agent’s Customer Identification Program.

Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.19	Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

11.	MISCELLANEOUS

11.1	Modifications, Amendments or Waivers.

With the written consent of the Required Banks, the Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

11.1.1	Increase of Commitment; Extension of Expiration Date.

Increase the amount of the Term Loan Commitment of any Bank hereunder (except in accordance with Section 3.6 [Increase in Commitments; Increasing Lenders and New Lenders]) or extend the Expiration Date;

11.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Loan or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Loan or any other fee payable to any Bank;

11.1.3	Release of Guarantor.

Release any Guarantor from its Obligations under the Guaranty Agreement; or

11.1.4	Miscellaneous.

Amend Section 5.2 [Pro Rata Treatment of Banks], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Banks] or this Section 11.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks, or change any requirement providing for the Banks or the Required Banks to authorize the taking of any action hereunder; provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent in its capacity as Agent shall be effective without the written consent of the Agent; provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above of this Section, the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained (each a “Non-Consenting Bank”), then the Borrower shall have the right to replace any such Non-Consenting Bank with one or more replacement Banks pursuant to Section 5.4.2 [Replacement of a Bank].

11.2	No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3	Reimbursement and Indemnification of Banks by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Agent, as to which the Borrower’s Obligations are set forth in Section 10.5 [Reimbursement of Agent By Borrower, Etc.]) and to save such Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Bank, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4	Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5	Funding by Branch, Subsidiary or Affiliate.

11.5.1	Notional Funding.

Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Loan to which the Euro Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Bank.

11.5.2	Actual Funding.

Each Bank shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Bank, but in no event shall any Bank’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 5.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6	Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Banks of its receipt of such Notice.

11.7	Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8	Governing Law.

This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9	Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10	Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Agent or the Banks, the making of Loans, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Commitments and payment in full of the Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement of Agent by Borrower, Etc.], 10.7 [Reimbursement of Agent by Banks, Etc.] and 11.3 [Reimbursement of Banks by Borrower; Etc.], shall survive payment in full of the Loans and termination of the Commitments.

11.11	Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Agent, the Borrower and the Guarantors and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank, and (2) any assignment by a Bank to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Bank’s Commitment. In the case of an assignment, upon receipt by the Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Term Loan Commitment assumed by it and a new Term Loan Note to the assigning Bank in an amount equal to the Term Loan Commitment retained by it hereunder. Any Bank which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Bank shall pay to the Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]), all of such Bank’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Agent the form of certificate described in Section 11.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

11.12	Confidentiality.

11.12.1	General.

The Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower (if legally permitted), as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

11.12.2	Sharing Information With Affiliates of the Banks.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and, notwithstanding the use restriction contained in the first sentence of Section 11.12.1, each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or affiliate of any Bank receiving such information shall be bound by the provisions of Section 11.12.1 as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13	Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14	Agent’s or Bank’s Consent.

Whenever the Agent’s or any Bank’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15	Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

11.17	Certifications From Banks and Participants.

11.17.1	Tax Withholding.

Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as herein defined) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Income Tax Regulations (the “Regulations”); a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the first sentence of this Section shall deliver such valid Withholding Certificate as follows: (A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

11.17.2	USA Patriot Act.

(a) Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

(b) Each Bank that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

11.18	Joinder of Parties to Loan Documents.

Any Subsidiary of the Borrower which is required to join the Loan Documents as a party pursuant to Section 8.1.11 shall execute and deliver to the Agent (i) a Loan Document Joinder in substantially the form attached hereto as Exhibit 1.1(L)(2) pursuant to which it shall join as a party each of the documents to which it is required to join pursuant to Section 8.1.11 and (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary.

The Loan Parties shall deliver such Loan Document Joinder and related documents to the Agent within five (5) Business Days after the date of acquisition or creation of a new Subsidiary; the date of creation of a new Subsidiary shall be the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 11 TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

FEDERATED INVESTORS, INC.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Vice President

GUARANTORS:

FEDERATED ADMINISTRATIVE SERVICES

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Senior Vice President

FEDERATED ADMINISTRATIVE SERVICES, INC.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

FEDERATED INVESTMENT MANAGEMENT COMPANY

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

[SIGNATURE PAGE 2 OF 11 TO CREDIT AGREEMENT]

FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

FEDERATED INVESTORS MANAGEMENT COMPANY

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

FEDERATED INVESTMENT COUNSELING

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

FEDERATED SERVICES COMPANY

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

FEDERATED SHAREHOLDER SERVICES COMPANY

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

[SIGNATURE PAGE 3 OF 11 TO CREDIT AGREEMENT]

FII HOLDINGS, INC.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

FEDERATED PRIVATE ASSET MANAGEMENT, INC.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

RETIREMENT PLAN SERVICE COMPANY OF AMERICA

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

FEDERATED ADVISORY SERVICES COMPANY

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Assistant Treasurer

[SIGNATURE PAGE 4 OF 11 TO CREDIT AGREEMENT]

FEDERATED MDTA TRUST

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

HBSS ACQUISITION CO.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

FEDERATED MDTA LLC

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

SOUTHPOINTE DISTRIBUTION SERVICES INC.

By:	/s/ Denis McAuley III
Name:	Denis McAuley III
Title:	Treasurer

[SIGNATURE PAGE 5 OF 11 TO CREDIT AGREEMENT]

AGENT:

PNC BANK, NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Maria E. Totin
Name:	Maria E. Totin
Title:	Vice President

[SIGNATURE PAGE 6 OF 11 TO CREDIT AGREEMENT]

BANKS:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Joshua A. Podietz
Name:	Joshua A. Podietz
Title:	Senior Vice President

[SIGNATURE PAGE 7 OF 11 TO CREDIT AGREEMENT]

CITIBANK, N.A.

By:	/s/ Alex Duka
Name:	Alex Duka
Title:	Managing Director

[SIGNATURE PAGE 8 OF 11 TO CREDIT AGREEMENT]

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Carolyn L. Baker
Name:	Carolyn L. Baker
Title:	Assistant Vice President

[SIGNATURE PAGE 9 OF 11 TO CREDIT AGREEMENT]

THE BANK OF NEW YORK MELLON

By:	/s/ Paulette J. Truman
Name:	Paulette J. Truman
Title:	Vice President

[SIGNATURE PAGE 10 OF 11 TO CREDIT AGREEMENT]

NATIONAL CITY BANK

By:	/s/ Susan J. Dimmick
Name:	Susan J. Dimmick
Title:	Senior Vice President

[SIGNATURE PAGE 11 OF 11 TO CREDIT AGREEMENT]

UMB BANK, N.A.

By:	/s/ David A. Proffitt
Name:	David A. Proffitt
Title:	Senior Vice President

SCHEDULE 1.1(A)

PRICING GRID

Level	Debt Rating [S&P and Moody’s, Respectively]	Base Rate Spread	Euro Rate Spread
I	A- or above or A3 or above	0	100.0

II	BBB+ or Baa1	0	112.5

III	BBB or Baa2	0	125.0

IV	BBB - or Baa3	0	137.5

V	Below BBB- or Below Baa3 or unrated	12.5	162.5

For purposes of determining the Applicable Margin:

(a)	If rated by both Standard & Poor’s and Moody’s, if a difference exists in the Debt Ratings of Moody’s and Standard & Poor’s, the lower of such Debt Ratings will determine the relevant pricing level,

(b)	If the Borrower has a Debt Rating for both its senior unsecured long-term debt and its long-term counterparty credit and a difference exists in such Debt Ratings, the lower of such Debt Ratings will determine the relevant pricing level, and

(c)	Any change in the Applicable Margin shall become effective five (5) Business Days after any public announcement of the change in the Debt Rating requiring such an increase or a decrease.

1.1(A) - 1

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Banks and Addresses for Notices to Banks

Bank	Commitment	Ratable Share
Bank Name (also Agent): PNC Bank, National Association Address for Notices: One PNC Plaza, 2nd Floor 249 Fifth Avenue Pittsburgh, PA 15222 Attention: Edward Chidiac Telephone: (412) 768-2642 Telecopy: (412) 762-6484 Email: edward.chidiac@pnc.com Address of Lending Office: PNC Firstside Center 500 First Avenue, 3rd Floor Pittsburgh, PA 15219 Attention: Rini Davis Telephone: (412) 762-7638 Telecopy: (412) 705-2006 Email: rini.davis@pnc.com	$45,000,000.00	32.142857143%

Bank of America, National Association Address for Notices: 335 Madison Avenue New York, NY 10017 Attention: Jorge L. Gil Telephone: (212) 503-7985 Telecopy: (704) 409-0078 Email: jorge.l.gil@bankofamerica.com Address of Lending Office: 901 Main Street Dallas, TX 75202-3714 Attn: Susan Maass-Thomas Telephone: (214) 209-1349 Telecopy: (214) 209-9765 Email: susan.maass-thomas@bankofamerica.com	$15,000,000.00	10.714285714%

1.1(B) - 1

Citibank, N.A. Address for Notices: 388 Greenwich Street, 8th Floor New York, NY 10048 Attention: Frank J. Anduiza Telephone: (212) 816-5573 Telecopy: (212) 816-5325 Email: frank.j.anduiza@citigroup.com Address of Lending Office: 2 Penns Way, Suite 110 New Castle, DE 19720 Attention: Simone Palmer Telephone: (302) 894-6116 Telecopy: (212) 994-0847	$15,000,000.00	10.714285714%

State Street Bank and Trust Company Address for Notices: 225 Franklin Street MA07 Boston, MA 02110 Attention: James Reichert Telephone: (617) 664-0240 Telecopy: (617) 664-0646 Email: jhreichert@statestreet.com Address of Lending Office: 225 Franklin Street MA011 Boston, MA 02110 Attention: Voy Pearson Telephone: (617) 664-4008 Telecopy: (617) 664-3874 Email: vpearson@statestreet.com	$30,000,000.00	21.428571429%

The Bank of New York Mellon Address for Notices: One Wall Street, 17th Floor New York, NY 10286 Attention: Paulette Truman Telephone: (212) 635-6407 Telecopy: (212) 809-9520 Email: paulette.truman@bnymellon.com Address of Lending Office: One Wall Street, 17th Floor New York, NY 10286 Attention: Paulette Truman Telephone: (212) 635-6407 Telecopy: (212) 809-9520 Email: paulette.truman@bnymellon.com	$10,000,000.00	7.142857143%

1.1(B) - 2

National City Bank Address for Notices: 20 Stanwix Street Location: 25-191 Pittsburgh, PA 15222 Attention: Susan B. Dimmick, VP Telephone: (412) 644-7726 Telecopy: (412) 644-7555 Email: susan.dimmick@nationalcity.com Address of Lending Office: 20 Stanwix Street Location: 25-191 Pittsburgh, PA 15222 Attention: Susan B. Dimmick, VP Telephone: (412) 644-7726 Telecopy: (412) 644-7555 Email: susan.dimmick@nationalcity.com	$15,000,000.00	10.714285714%

UMB Bank, n.a. Address for Notices: 1010 Grand Boulevard Kansas City, MO 64106 Attention: David A. Proffitt Telephone: (816) 860-7935 Telecopy: (816) 860-7143 Email: david.proffitt@umb.com Address of Lending Office: 928 Grand Boulevard Kansas City, MO 64106 Attention: Vaughnda Ritchie Telephone: (816) 860-7019 Telecopy: (816) 860-3772 Email: vaughnda.ritchie@umb.com	$10,000,000.00	7.142857143%
Total	$140,000,000.00	100.000000000%

1.1(B) - 3

SCHEDULE 1.1(B)

COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

BORROWER AND GUARANTORS:

Name: Federated Investors, Inc.

Address: Federated Investors Tower

                20th Floor, 1001 Liberty Avenue

                Pittsburgh, PA 15222

                Attention: Denis McAuley III

                Telephone: (412) 288-7712

                Telecopy: (412) 288-8687

1.1(B) - 4

SCHEDULE 1.1(P)

PERMITTED LIENS

None

1.1(P) - 1

SCHEDULE 6.1.2

SUBSIDIARIES

Entity Name	Jurisdiction	Owned by	No. of Outstanding Shares	% of Shares
FII Holdings, Inc.	Delaware Corporation	Federated Investors, Inc.	500	100%
HBSS Acquisition Co.	Delaware Corporation	Federated MDTA Trust	3,000	100%
Federated Advisory Services Company	Delaware Statutory Trust	FII Holdings, Inc.	1,000	100%
Federated Equity Management Company of Pennsylvania	Delaware Statutory Trust	FII Holdings, Inc.	1,000	100%
Federated Investment Management Company	Delaware Statutory Trust	FII Holdings, Inc.	1,000	100%
Passport Research Ltd.	Pennsylvania Limited Partnership	Federated Investment Management Company	N/A	50.5%
Federated MDTA LLC	Delaware Limited Liability Company	Federated MDTA Trust	N/A	100%
Federated Global Investment Management Corp.	Delaware Corporation	FII Holdings, Inc.	1,000	100%
Federated International Holdings BV	Netherlands Company	FII Holdings, Inc.	40,000	100%
Federated Asset Management GmbH	German Company	Federated International Holdings BV	100,000	100%
Federated International Management Limited	Ireland Company	Federated International Holdings BV	114,570	100%
Federated Investors (UK) Ltd.	English Company	Federated International Holdings BV	75,000	100%
Federated International-Europe GmbH	German Company	Federated International Holdings BV	1	100%
Federated Investment Counseling	Delaware Statutory Trust	FII Holdings, Inc.	1,000	100%
Federated Securities Corp.	Pennsylvania Corporation	FII Holdings, Inc.	17,275	100%
Federated Investors Management Company	Pennsylvania Corporation	FII Holdings, Inc.	1,000	100%
Federated Services Company	Pennsylvania Corporation	FII Holdings, Inc.	1,000	100%

6.1.2 - 1

Entity Name	Jurisdiction	Owned by	No. of Outstanding Shares	% of Shares
Edgewood Services, Inc.	New York Corporation	Federated Services Company	12,309	100%
Federated Shareholder Services Company	Delaware Statutory Trust	Federated Services Company	1,000	100%
Retirement Plan Service Company of America	Delaware Statutory Trust	Federated Services Company	1,000	100%
Federated Administrative Services	Delaware Statutory Trust	Federated Services Company	1,000	100%
Federated Administrative Services, Inc.	Pennsylvania Corporation	Federated Services Company	500	100%
Southpointe Distribution Services Inc.	Pennsylvania Corporation	FII Holdings, Inc.	50,000	100%
Federated MDTA Trust	Massachusetts Business Trust	FII Holdings, Inc.	100	100%
Federated Private Asset Management, Inc.	Delaware Corporation	FII Holdings, Inc.	100,000	100%
Federated Investors Trust Company	Pennsylvania Trust Company	FII Holdings, Inc.	10,000	100%

6.1.2 - 2

SCHEDULE 8.2.1

PERMITTED INDEBTEDNESS

Indebtedness under the Revolving Credit Agreement and related loan documents, which provide for a $200,000,000 revolving credit facility, and any increase contemplated by Section 2.10 of the Revolving Credit Agreement, as in effect on the date hereof, which permits for an increase of the revolving credit facility to a maximum of $300,000,000 (subject to the terms and conditions set forth in the Revolving Credit Agreement).

8.2.1 - 1

SCHEDULE 8.2.4

PERMITTED LOANS AND INVESTMENTS

None

8.2.4 - 1